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                    January 20, 2022

       G. Reed Petersen
       President
       Entertainment Holdings, Inc.
       3625 Cove Point Dr.
       Salt Lake City, Utah 84109

                                                        Re: Entertainment
Holdings, Inc.
                                                            Amended
Registration Statement on Form 10-12g
                                                            Filed January 5,
2022
                                                            File No. 000-56317

       Dear Mr. Petersen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Jacob Heskett